Exhibit 99.1

WINDTAMER CORPORATION ANNOUNCES ESTIMATED $1.5 MILLION STATE AND LOCAL INCENTIVES PACKAGE TO SUPPORT EXPANSION AT ITS ROCHESTER, NEW YORK FACILITY

Rochester, New York, January 3, 2011 - WindTamer Corporation ("WindTamer" or "The Company") (OTCBB:  WNDT-News) announced today that it has been awarded a package of state and local incentives valued at approximately $1.5 million.  The package is in support of WindTamer’s proposed expansion at its Rochester, New York facility.  The project includes leasehold improvements, acquisition and installation of machinery and equipment, training of employees, and working capital.  Empire State Development (ESD) has awarded up to $900,000 in tax credit assistance through its Excelsior Jobs Program, which may instead be received in cash under certain circumstances.  The City of Rochester’s Neighborhood and Business Development Department also provided a proposal letter for a potential low-interest loan subject to the appropriate review and approvals.  Monroe County’s Department of Planning and Development also provided a letter offering up to $400,000 in assistance through a variety of programs, such as sales tax incentives and low-interest loans.  The estimated total project is expected to result in a creation of at least 91 new jobs over a 5-year period, with existing employees being retained.

WindTamer’s CEO, William Schmitz, said, “WindTamer has made the decision to prepare for demand for our wind turbines and renewable energy storage and management systems by first expanding our capabilities at our headquarters and manufacturing facility located in Rochester, New York.  Rochester offers an experienced workforce and, combined with the support offered by the State, City and County, we are eager to proceed.  Cherrie Mahon, WindTamer’s Vice President of Investor Relations, and I worked for months with our state and local agencies to obtain these valuable incentives and we are impressed and grateful for their willingness and ability to help us create jobs in Rochester.  We particularly wish to thank Chairman & CEO Dennis Mullen (ESD), Finger Lakes Regional Director Robert McNary (ESD), Thad Schofield of the City of Rochester, and Director Judy Seil (Monroe County Department of Planning and Development), for their continued hard work and support of our project. ”

County Executive Maggie Brooks said, "Monroe County is a proud partner in this project that will create and retain jobs for local residents.  I would like to thank WindTamer for their continued commitment to doing business in our community."

About Empire State Development

Empire State Development is New York's chief economic development agency, committed to being recognized on a global scale as the economic development engine driving job growth, strategic investment and prosperity in New York State. ESD is intent on paving the way for New York State to become the leader of the innovation economy and one of the most business-friendly, productive and competitive economic development climates in the world. ESD also oversees the marketing of "I LOVE NY," the State's iconic tourism brand. Visit New York First at www.NYfirst.NY.gov for information on doing business in New York, and for more information about Empire State Development, please see www.esd.ny.gov.

About Monroe County Department of Planning and Development

Monroe County Economic Development’s goals are a return on investment, the creation of jobs, and the retention of jobs.  Through private, state, federal and county financial resources and technical assistance, the Economic Development Division supports businesses, developers, units of local government and major county facilities like the airport and landfill in economic development activities. The division provides administrative support to the County of Monroe Industrial Development Agency (COMIDA) and the Procurement Technical Assistance Center (PTAC). www.monroecounty.gov

About City of Rochester’s Department of Neighborhood and Business Development

The Department of Neighborhood and Business Development's goal is to provide safe, healthy neighborhoods, create thriving commercial corridors, increase economic vitality in underserved areas, assist and develop industry, and create jobs for its citizens. We use a team-oriented approach with our residents, investors and community partners to solve problems, address quality of life concerns, support our businesses and enhance our neighborhoods. If you would like additional information, please feel free to contact the Commissioner's Office at (585) 428-6883. www.cityofrochester.gov/nbd/

About WindTamer Corporation

WindTamer Corporation (www.windtamerturbines.com) is a developer and manufacturer of wind turbines that utilize a patented technology for the production of electrical power and of proprietary renewable energy storage and management systems that enable customers to reduce and better manage energy costs.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
WindTamer Corporation
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com